UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2009

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A amends the Form 8-K filed on September 16, 2009 (the “Original Form 8-K”), to enhance the disclosure under Item 1.01, and to add Item 2.01.  The Original Form 8-K, as amended by this Amendment No. 1 on Form 8-K/A, is referred to herein as the “Form 8-K.”  No other changes are made to the Form 8-K (accordingly, Item 3.02 as set forth in the Original Form 8-K is not repeated in this Amendment No. 1 on Form 8-K/A).

Item 1.01.  Entry into a Material Definitive Agreement.

On September 10, 2009, Ditech Networks, Inc. and Simulscribe LLC, entered into a Reseller Agreement pursuant to which Simulscribe will provide, and Ditech Networks became the exclusive reseller of, Simulscribe’s voice to text (VTT) services to wholesale customers.  Pursuant to the agreement, Ditech Networks also assumed all of Simulscribes wholesale customers.  Ditech Networks (a) paid $3.5 million and issued a two-year promissory note for an additional $3.5 million for the assumption of the wholesale customer contracts and the exclusivity rights, (b) will pay a fee for the services provided by Simulscribe, and (c) will pay up to an additional $10 million if the revenues generated from the Simulscribe services meet certain performance milestones within the first three years of the agreement (the “Additional Payments”), subject to acceleration in the event of (i) the failure of Ditech Networks to exercise its commercially reasonable efforts to commercialize the services provided by Simulscribe, (ii) Simulscribe terminates the agreement due to a material breach of the Agreement by Ditech Networks, (iii) if Ditech Networks terminates either of two specified employees hired by Ditech Networks in connection with the Simulscribe transaction, or (iv) an acquisition of Ditech Networks or all or substantially all of its assets at a time in which Simulscribe is on track to meet specified performance milestones under the agreement.  The note and the Additional Payments are convertible into Ditech Networks common stock as described in Item 3.02 of this Form 8-K.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated by reference here.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: February 9, 2010	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer